Exhibit 10.2

TERRITORIAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) entered into this 29th day of October, 2008, by and between Territorial Savings Bank located at 1132 Bishop Street, 22nd Floor, Honolulu, Hawaii 96813 (the “Bank”), and Allan S. Kitagawa (“Executive”).

WHEREAS, Executive and Bank entered into an agreement dated on March 27, 2002 (the “Prior Agreement”), pursuant to which Executive serves as Chairman, Chief Executive Officer and President of the Bank; and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in employment agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, Code Section 409A and the Treasury Regulations issued thereunder necessitate changes to the Prior Agreement; and

WHEREAS, Executive has agreed to such changes; and

WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement and the continuing employment relationship between the Bank and Executive, and the Prior Agreement is hereby replaced in its entirety by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Employment. During the term of this Agreement, which is effective as of October 29, 2008 (the “Commencement Date”), Executive shall serve in the capacity of Chief Executive Officer and President of the Bank. Executive shall render such administrative and management services to the Bank as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. Executive shall promote the business of the Bank. Executive’s other duties shall be such as the Board of Directors of the Bank (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Bank.

2. Service on the Board of Directors. During the term of this Agreement, Executive will continue to serve on the Board of Directors of the Bank as a director. If at any time during the term of this Agreement Executive shall fail to be re-nominated to the Board of Directors or re-appointed as the Chairman of the Board other than for reasons of Just Cause (as defined in Section 9(d) of this Agreement), Executive shall have “Good Reason” (as defined in Section 9(e) of this Agreement) to terminate his employment under this Agreement and Executive shall have no further obligations under this Agreement.

3. Base Compensation. The Bank agrees to pay Executive during the Term of this Agreement (as hereinafter defined in Section 7) a base salary at the rate of $753,480 per annum,

payable in accordance with the customary payroll practices of the Bank; provided, however, that the rate of Executive’s base salary shall be reviewed by the Board of Directors not less often than annually, and Executive shall be entitled to receive annual increases at such percentage or in such an amount as the Board of Directors, in its sole discretion, may decide.

4. Discretionary Bonus. Executive shall be entitled to receive an annual bonus in an amount which is based on the bonus program maintained by the Bank as of the date of this Agreement and shall be eligible to participate in any future bonus program adopted by the Bank in an equitable manner. No other compensation provided for in this Agreement shall be deemed a substitute for Executive’s right to receive bonuses when and as declared by the Board of Directors or as provided for by any plan or program of the Bank.

5. Expenses. During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred (in accordance with the policies and procedures of the Bank) in performing services under this Agreement, provided that Executive properly accounts for expenses in accordance with the policies of the Bank and provided further that all such reimbursements pursuant to this Section 5 shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the expense was incurred.

6. Employee Benefits.

(a) Participation in Retirement and Executive Benefit Plans. Executive shall be entitled, while employed under the terms of this Agreement, to receive all benefits under any tax-qualified or non-qualified employee benefit plan or arrangement in effect as of the date of this Agreement or that the Bank implements at any time during the term of this Agreement. Executive shall be entitled to participate in such future plans or arrangements on the same terms as other employees of the Bank or as established by the Bank for Executive or other selected employees.

(b) Fringe Benefits. Executive shall be entitled to receive any benefits under any fringe benefit plan or policy that is in effect as of the date of this Agreement, including any discount or reduced fee employee loan program, or that the Bank implements at any time during the term of this Agreement, on the same terms as the Bank’s senior management employees. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future will be deemed to be in lieu of base salary or other compensation to Executive under this Agreement.

(c) Automobile, Cellular Phone Use, Computer and Memberships. The Bank shall provide Executive with the use of an automobile in accordance with the Bank’s automobile policy for executive vice presidents and above, as in effect from time to time. The Bank shall annually include on Executive’s Form W-2 any amount attributable to Executive’s personal use of such automobile. The Bank shall also provide Executive with the use of a cellular phone and shall pay (or reimburse Executive) for all reasonable expenses related to the use of such phone. The Bank shall also provide Executive with the use of a personal digital assistant or similar device, and home, portable and office computers and shall pay (or reimburse Executive) for all reasonable expenses related to the use of such computers or devices. In addition, the Bank shall reimburse or pay Executive amounts sufficient to establish or maintain membership in any club or organization (business, social or otherwise) to which Executive is a member as of the date of this Agreement, including but not limited to the Waialae Country Club and Plaza Club (including such fees or dues relating to the use of the club or organization).

(d) Paid Leave Time. Executive shall be entitled to leave time in accordance with the standard policies or practices of the Bank for senior executive officers, as in effect from time to time.

7. Term of Agreement. Executive’s employment under this Agreement shall be deemed to have commenced as of the Commencement Date and shall continue for a period of thirty-six (36) calendar months from the Commencement Date. Commencing on the first anniversary of the Commencement Date and continuing on each anniversary thereafter (each an “Anniversary Date”), the disinterested members of the Board of Directors of the Bank may extend the Agreement an additional year such that the remaining term of the Agreement shall be thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 16 of this Agreement. The Board of Directors of the Bank will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board of Directors of the Bank shall give written notice to Executive as soon as possible after such review as to whether the Agreement is to be extended; provided, however, if the Board fails to conduct such review or if written notice of nonrenewal is provided to Executive, then in such case the term of this Agreement shall become fixed and shall cease at the end of thirty-six (36) full calendar months following the Anniversary Date.

8. Noncompetition and Confidentiality.

(a) Executive shall devote his full time and attention to the performance of his employment under this Agreement. Upon any termination of Executive’s employment hereunder pursuant to Section 9(b) of this Agreement (other than a termination which occurs after the effective date of a Change in Control), Executive agrees not to compete with the Bank for a period of one (1) year following such termination in any city, town or county in which Executive’s normal business office is located or in which the Bank has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank. The parties hereto, recognizing that irreparable injury will result to the Bank, and their business and property in the event of Executive’s breach of this Section 8(a), agree that in the event of any such breach by Executive, the Bank will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event he terminates employment with the Bank pursuant to Section 9(b) of this Agreement, Executive’s experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Bank, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for breach or threatened breach, including the recovery of damages from Executive.

(b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank is a valuable, special and unique asset of the business of the Bank. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank. Further, Executive may disclose information regarding the business activities of the Bank to the Office of Thrift Supervision (“OTS”) or other regulatory or judicial body pursuant to a formal regulatory request or subpoena.

(c) Nothing contained in this Section 8 shall be deemed to prevent or limit the right of Executive to invest in any entity which conducts business similar to that of the Bank, solely as a passive or minority investor.

9. Termination.

Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

(a) Death. Executive’s employment under this Agreement shall terminate upon his death. Executive’s estate shall be entitled to receive payments of base salary, payable in accordance with the regular payroll practices of the Bank, for sixty (60) days immediately following the date of Executive’s death and any other compensation accrued as of the date of death.

(b) Termination of Employment by the Board of Directors Without Just Cause or by the Executive for Good Reason. In the event that (i) the Board of Directors terminates Executive’s employment without “Just Cause” (as defined in Section 9(d)) or (ii) such employment is terminated by the Executive for “Good Reason” (as defined in Section 9(b)(iii), Executive shall be entitled to:

(i) his base salary for the remaining term of the Agreement, including any renewals or extensions thereof, at the current rate in effect pursuant to Section 3 of this Agreement, plus the amount of the annual cash bonus earned in the calendar year preceding the year of termination, and a cash equivalent amount equal to the additional retirement benefits under any retirement program (whether tax-qualified or non-qualified) that Executive would have been entitled to had his employment continued through the remaining term of the Agreement (with the amount of benefits determined by reference to the benefits received by the Executive or accrued on his behalf under such programs during the twelve (12) months preceding his termination).

(ii) coverage under the Bank’s life insurance plans and non-taxable medical, health, and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of his employment with the Bank. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) three (3) years from his termination date.

(iii) For purposes of this Agreement, termination of Executive’s employment hereunder for “Good Reason” shall be limited to Executive’s voluntary termination of employment after the occurrence of any of the following events which have not been consented to in advance by Executive in writing; provided that Executive has given written notice to the Bank within ninety (90) days after the initial occurrence of such event and that the Bank has been given at least thirty (30) days to cure the situation (but the Bank may waive its right to cure): (i) if Executive would be required to move his personal residence or perform his principal executive functions more than twenty-five (25) miles from Executive’s primary office as of the Commencement Date; (ii) if, in the organizational structure of the Bank, Executive would be required to report to a person or persons other than the Board of Directors; (iii) if the Bank should fail to maintain Executive’s base compensation in effect pursuant to Section 3 of this Agreement, or fail to maintain the existing employee benefit plans or arrangements in which Executive participates as of the date of this Agreement, including any material fringe benefit, bonus plan and/or retirement plan, except to the extent that such reduction in compensation or benefit programs is part of an overall adjustment in compensation and benefits for all employees of the Bank and the Executive is otherwise compensated for such an overall adjustment in an equitable manner; (iv) if Executive would be assigned duties and responsibilities other than those normally associated with his position as referenced in Section 1 of this Agreement; (v) if Executive’s responsibilities or authority have in any way been materially diminished or reduced other than for reasons of Just Cause; or (vi) if Executive is not re-elected to the Board of Directors or appointed as Chairman of the Board other than for reasons of Just Cause.

(iv) The sum due under Section 9(b)(i) shall be paid in one lump sum within thirty (30) calendar days after such termination. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment by the Bank without Just Cause.

(v) For purposes of Section 9(b), termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder.

(c) Disability.

(i) Termination by the Bank of Executive’s employment based on “Disability” shall occur if: (A) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than twelve (12) months; (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for continuous period of not less than twelve (12) months, Executive is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank; or (C) Executive is determined to be totally disabled by the Social Security Administration. Executive shall be entitled to receive benefits under any short or long-term disability plan maintained by the Bank.

(ii) The Bank shall pay Executive, as disability pay, a monthly payment equal to three-quarters ( 3/4) of Executive’s monthly rate of base salary, plus any bonus paid to Executive for the preceding year. These disability payments shall commence within thirty (30) days of the date of Executive’s termination due to Disability and will end on the earlier of (A) the date Executive returns to the full-time employment of the Bank in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (B) the date the Executive begins full-time employment with another employer; (C) the date Executive attains the normal age of retirement (as defined in the Bank’s defined benefit pension plan) or begins receiving benefits under any substitute retirement plan adopted by the Bank; or (D) the date of Executive’s death. Notwithstanding any other provision to the contrary, the Bank’s obligation for any payments required to be made under this Section 9(c) shall be reduced by any proceeds received by Executive from disability income insurance or any other disability policy or plan maintained by the Bank for Executive which was paid for by the Bank as partial satisfaction of its obligation under this Section 9(c).

(iii) The Bank shall cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination for Disability. This coverage shall cease upon the earlier of (A) the date Executive returns to the full-time employment of the Bank, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Bank; (B) the date Executive begins full-time employment with another employer; (C) the date Executive attains the normal age of retirement or begins receiving benefits under the Bank’s retirement plan; or (D) the date of Executive’s death.

(iv) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

(d) Termination of Employment by the Board of Directors for Just Cause. In the event Executive’s employment is terminated for “Just Cause,” no continued payments or benefits shall be due under this Agreement. For purposes of this Agreement, termination for “Just Cause” shall be defined as termination due to Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement Any determination of “Just Cause” as defined by this Section 9(d) shall be determined by a majority vote of the entire membership of the Board of Directors at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that in the good faith opinion of the Board, Executive committed the conduct described above and specifying the particulars thereof.

(e) Voluntary Termination of Employment by Executive Other Than for Good Reason. The voluntary termination of employment by Executive during the term of this Agreement, other than for Good Reason, with the delivery of no less than sixty (60) days written notice to the Board of Directors, entitles Executive to receive only the base salary, vested rights, and all employee benefits up to Executive’s termination date.

(f) Termination and Board Membership. To the extent Executive is a member of the board of directors of Territorial Bancorp Inc. (the “Company”) or the Bank or any of their affiliates on the date of an involuntary termination of employment with the Company or the Bank or a termination of employment for Good Reason, Executive shall be deemed to have automatically resigned from all of the boards of directors immediately following such termination of employment with the Company or the Bank.

(g) Termination and Release of Claims. Any payments to be made under this Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release in a form acceptable to the Company and the Bank; provided, however, that if the Company or the Bank refuse to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving such severance benefits shall terminate. The mutual release agreement shall release the Company and the Bank from any and all claims and other actions by Executive and it shall also release the Executive from any and all claims and other actions by the Company and the Bank.

10. Change in Control.

(a) For purposes of this Agreement, a Change in Control of the Company or the Bank shall be deemed to have occurred if and when:

(i) there occurs a change in control of the Company or the Bank within the meaning of the Home Owners Loan Act of 1933 or 12 C.F.R. Part 574 as applied to the Company or the Bank as if it were a federally chartered institution;

(ii) as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Company or the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Company or the Bank or any successor to the Company or the Bank;

(iii) the Company or the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company or the Bank; or

(iv) the Company or the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Company or the Bank.

For purposes of Section 10 of this Agreement, a Change in Control shall not occur as a result of a conversion of the Bank from the mutual to stock form of organization (“Conversion”). Upon a Conversion, the resulting bank and holding company shall be subject to this Agreement and the obligations of the Bank set forth herein.

(b) If Executive’s employment is terminated for any reason other than for Just Cause within twelve months following a Change in Control, Executive shall be entitled to receive the greater of the following:

(i) the amount of the payment and benefits specified in Section 9(b), or

(ii) the amount of the payment and benefits specified in Section 10(c).

Such payment shall be made in a lump sum within thirty (30) days following Executive’s termination of employment. For purposes of this Section 10, termination of employment as used herein shall mean “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder. Notwithstanding the foregoing, in the event Executive is a Specified Employee (within the meaning of Treasury Regulations §1.409A-1(i)), then, to the extent necessary to avoid penalties under Code Section 409A, payment shall be withheld and shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.

(c) For purposes of Section 10(b)(ii), the amount of payment and benefits shall be equal to:

(i) an amount equal to three (3) times his “base amount,” as defined in Code Section 280G(b)(3), less one (1) dollar; and

(ii) coverage under the Bank’s life insurance plan and non-taxable medical, health and dental plans (each being a “Welfare Plan”) in the same manner in which Executive received coverage on the last day of his employment with the Bank. Executive and his covered dependents (if any) shall continue participating in such Welfare Plans, subject to the same premium contributions (if any) on the part of Executive as were required immediately prior to his termination until the earlier of (i) his death; (ii) his employment by another employer other than one of which he is the majority owner; or (iii) three (3) years from his termination date.

11. Limitation of Benefits under Certain Circumstances.

(a) In no event shall the payments and benefits received by Executive exceed three times Executive’s average compensation over the past five years, in accordance with the OTS regulations.

(b) If the payments and benefits pursuant to Section 10 of this Agreement, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, the cash severance payable by the Bank pursuant to Section 10 shall be reduced by the amount, if any, which is the minimum amount necessary to result in no portion of the payments and benefits under Section 10 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits shall be based upon the opinion of the Bank’s independent public accountants and paid for by the Bank. In the event that the Bank and/or the Executive do not agree with the opinion of such accountants, (i) the Bank shall pay to the Executive the maximum amount of payments and benefits as selected by the Executive, which such opinion indicates there is a high probability do not result in any of such payments and benefits being non-deductible to the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Bank may request, and the Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Bank, but in no event later than thirty (30) days from the date of the accountant’s opinion referred to above, and shall be subject to the Executive’s approval prior to filing, which shall not be unreasonably withheld. The Bank and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate.

12. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

(b) Since the Bank is contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

13. Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

14. Applicable Law. This agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Hawaii, except to the extent that Federal law shall be deemed to apply.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Notices. Any notices, requests, demands and other communications provided for or deemed necessary by this Agreement shall be sufficient if set forth in writing and delivered in person or sent by registered or certified mail, postage prepaid, to, in the case of Executive, the last address filed in writing by Executive with the Bank, or, in the case of the Bank, to the Bank at its main office to the attention of the Board of Directors.

17. Indemnification. The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law and applicable regulation or under any existing indemnification agreement by and between Executive and the Bank against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities may include, but are not limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements. The Bank shall pay such expenses and liabilities in advance of a final judicial decision (hereinafter an “advancement of expenses”); provided, however, that, an advancement of expenses incurred by Executive in his capacity as a director or executive officer of the Bank (and not in any other capacity in which service was or is rendered by Executive including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Bank of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this Section 17 or otherwise. Indemnification under this Section 17 shall be made in accordance with 12 C.F.R. §545.121 or any successor thereto.

18. Entire Agreement. This Agreement together with any understanding or modifications thereof as may be agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto.

19. Required Regulatory Provisions.

In the event any of the provisions of this Section 19 are in conflict with the terms of this Agreement, this Section 19 shall prevail.

(a) The Bank may terminate Executive’s employment at any time, but any termination by the Bank, other than Termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Just Cause as defined in Section 9(d) hereinabove.

(b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e) All obligations of the Bank under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution: (i) by the Director of the OTS (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director of the OTS (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director of the OTS to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(f) Any payments made to Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

20. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

(b) In the event any dispute or controversy arising under or in connection with Executive’s termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

21. Payment of Costs and Legal Fees. All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement. Such reimbursements shall be paid to Executive within two and one-half (2  1/2 ) months after the dispute is settled or resolved in Executive’s favor.

IN WITNESS WHEREOF, the parties have executed this Agreement on the latest date set forth below.

TERRITORIAL SAVINGS BANK

November 10, 2008	By:	/s/ Harold H. Ohama
Date		Chairman of the Compensation Committee

November 10, 2008		/s/ Allan S. Kitagawa
Date		Allan S. Kitagawa